SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2006

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

Registrant’s telephone number, including area code: (203) 299-8000
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On October 11, 2006, the initial purchasers in priceline.com Incorporated’s recent private offering of 0.50% Convertible Senior Notes due 2011 (the “2011 Notes”) and 0.75% Convertible Senior Notes due 2013 (the “2013 Notes,” and collectively with the 2011 Notes, the “Notes”) exercised in full their option to purchase an additional $22.5 million of 2011 Notes and $22.5 million of 2013 Notes, solely to cover over-allotments. Priceline.com announced on September 21, 2006 the pricing of $150 million principal amount of 2011 Notes and $150 million of principal amount of 2013 Notes to be issued in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and priceline.com’s intention to grant the initial purchasers of the Notes an option to purchase an additional $22.5 million of 2011 Notes and $22.5 million of 2013 Notes.  The closing of the sale of the $150 million aggregate principal amount of 2011 Notes and $150 million aggregate principal amount of 2013 Notes took place on September 27, 2006. Priceline.com expects the closing of the purchase of the additional Notes to occur on October 13, 2006.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The Notes and any priceline.com common stock issuable upon the conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Robert J. Mylod, Jr.
	Name:	Robert J. Mylod, Jr.
	Title:	Chief Financial Officer

Date:  October 12, 2006